EXHIBIT 10-B (c)

AMENDMENT TO

TRUST AGREEMENT

AGREEMENT made this 29th day of October, 2007 by and between COLGATE-PALMOLIVE COMPANY (hereinafter referred to as “Company”) and THE BANK OF NEW YORK (hereinafter referred to as “Trustee”).

WITNESSETH

WHEREAS, the Company has established the AMENDED AND RESTATED COLGATE-PALMOLIVE COMPANY SUPPLEMENTAL SALARIED EMPLOYEES RETIREMENT INCOME PLAN TRUST dated August 2, 1990 (hereinafter referred to as the “Trust”), and

WHEREAS, Company desires to amend the Trust Agreement to assure that the Colgate-Palmolive Company Supplemental Salaried Employees Retirement Income Plan (“SERP”) complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree to amend the Trust Agreement, effective as of the date of this Agreement, to read as follows:

1.	Section 4.02(a) of the Trust is amended to read as follows:

(a) Except as otherwise provided in this Section 4.02, the Trustee shall make payment to a Participant whose employment has terminated and for whom a Participant affidavit referred to in Section 4.02(c) has been submitted (or, if such Participant is not then living, to the

Participant’s beneficiary designated on the Payment Schedule or, absent such designation or if the designated beneficiary is not living at the time of payment, to the legal representative of the Participant’s estate) at the time or times set forth in the Payment Schedule in effect after the Change of Control. The Committee shall notify the Trustee in writing of the termination of employment of a Participant, and shall certify in writing to the Trustee the reason for such Participant’s termination of employment for the purposes of the Payment Schedule and the date of such termination of employment. Subject to the provisions of Section 4.07, the Payment Schedule for each Participant will be updated at least annually by the Consulting Firm and provided to the Trustee by the Company. Such Payment Schedule shall include the Lump Sum Accrued Benefit of such Participant as of the date of such termination of employment. Immediately upon receipt of a Participant’s affidavit as referred to in Section 4.02(c), the Trustee shall make payment to such Participant of the amount of the Lump Sum Accrued Benefit set forth in the most recent Payment Schedule which is in effect as of the date of the Participant’s termination of employment. Upon receipt from the Company of an updated Payment Schedule as prepared by the Consulting Firm with respect to such Participant, the Trustee shall pay that portion of the Lump Sum Accrued Benefit not reflected in the previously utilized Payment Schedule, if any, to the Participant. No payment under this Section 4.02(a) shall be made in excess of the amount then held in the Trust Fund. Notwithstanding the foregoing, in the case of a Participant whose benefit under the SERP is calculated under Appendices A, C, or D of the “Base Plan,” as defined in the SERP, payment of such Participant’s “Non-Grandfathered Benefit,” as determined under the SERP, shall be made under this Section 4.02(a) only if (i) the transaction giving rise to the Change of Control meets the requirements of Code Section 409A(a)(2)(A)(v) and the regulations thereunder, and (ii) the Participant’s termination of employment occurs within two years of such transaction. Payments under this Section 4.02(a) of “Non-Grandfathered Benefits” to “Specified Employees,” as defined in the SERP, shall be deferred until the earlier of (i) the date that is six months following the Specified Employee’s termination of employment, or (ii) the date of the Specified Employee’s death.

2.	Section 4.02(d) of the Trust is amended to read as follows:

In the event that an event described in Section 7.03 hereof requiring a termination of the Trust shall occur following a Change of Control, the Trustee shall pay the full amount of each Participant’s Lump Sum Accrued Benefit (as hereinafter defined and determined as of the date of such termination of the Trust) to such Participant (or, if such Participant is not then living, to the Participant’s beneficiary designated on the Payment Schedule, or absent such designation or if the designated beneficiary is not living at the time of the payment, to the legal representative of the Participant’s estate) in a single cash lump sum. If the amount then held in the Trust Fund is not sufficient to pay out the full amount of each Participant’s Lump Sum Accrued Benefit, the amount payable in respect of each Participant shall be proportionally reduced so that the total amount to be paid equals the balance in the Trust Fund. For the purposes of this Trust Agreement, “Lump Sum Accrued Benefit” shall mean the “Lump Sum Accrued Benefit” designated on the most recent Payment Schedule which is in effect and is applicable to the particular Participant as of the date of such termination of the Trust or, if such termination occurs on a date other than a date specified on the Payment Schedule, such lump sum amount as shall be specified in a written certification provided to the Trustee by the Consulting Firm (which dollar amount shall not be less than the amount specified on the Payment Schedule for the date next preceding such date of termination of the Trust, nor greater than the amount specified on the Payment Schedule for the date next following the date of termination of the Trust. For purposes of this Section 4.02(d), the “Lump Sum Accrued Benefit” shall not exceed the Participant’s “Grandfathered Benefit,” as determined under the terms of the SERP. The Trustee shall have no obligation to verify the computation of Lump Sum Accrued Benefits or the determination of the sufficiency of the Trust Fund to provide the same and may rely and shall be fully protected in relying on the Consulting Firm’s certificate with respect thereto and on the Payment Schedule.

3.	Section 4.03 of the Trust is amended to read as follows:

Section 4.03 Other Payments. Notwithstanding any other provision of this Trust Agreement, if any amounts held in the Trust are found in a Determination to have been includible in gross income of a Participant prior to payment of such amounts from the Trust, the Trustee shall, as soon as practicable, pay such amounts to such Participant up to the Lump Sum Accrued Benefit which, for purposes of this Section 4.03, shall be limited to the Participant’s “Grandfathered Benefit” as determined under the SERP. For purposes of this Section 4.03, the Trustee shall be entitled to rely on an affidavit from a Participant (substantially in the form annexed hereto as Exhibit C) to the effect that a Determination described in the preceding sentence has occurred. If any amounts that remain in the Trust after the payment required under the first sentence of this paragraph are found in a Determination to have been includible in gross income of a Participant prior to payment of such amounts from the Trust by reason of a failure of the SERP to meet the requirements of Code Section 409A and the regulations thereunder, the Trustee shall, as soon as practicable, pay such amounts that are includable in income by reason of such failure to such Participant and charge his account accordingly. The Trustee shall be entitled to rely on an affidavit from a Participant (substantially in the form annexed hereto as Exhibit C) to the effect that a Determination described in the preceding sentence has occurred.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above mentioned.

COLGATE-PALMOLIVE COMPANY

By:	/s/ EDWARD J. FILUSCH

THE BANK OF NEW YORK

By:	/s/ MICHAEL SHAYNE